Exhibit 99.1

PRESS RELEASE

For Immediate Release

Consolidated-Tomoka Land Co.

Date:	November 21, 2008
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Consolidated-Tomoka Land Co. Determines that Proposal from Wintergreen Advisers is

Not in Best Interests of Shareholders

DAYTONA BEACH (November 21, 2008) – Consolidated-Tomoka Land Co. (AMEX:CTO:NYSE Alternext US–CTO) (the “Company”) announced today that its Board of Directors has reviewed and rejected a proposal from Wintergreen Advisers, LLC (“Wintergreen”), the Company’s largest shareholder, because it would have provided Wintergreen with undue influence over the Company and was deemed not in the best interests of the Company’s other shareholders.

The Company’s Board has detailed its reasoning in the response to Wintergreen and is also filing that correspondence in a Form 8-K. In that filing, the Company will also include copies of prior correspondence exchanged directly between the Company and Wintergreen regarding Wintergreen’s demand for inspection of corporate records and other matters (such as the nomination of Board candidates) to provide investors with additional information related to the Company’s response. Included in that filing will be copies of the Company’s proposal to include Wintergreen nominees and settle outstanding matters between the parties and Wintergreen’s letter rejecting the Company’s proposal together with a copy of Wintergreen’s counterproposal. The Company’s is making this filing for the benefit of its investors and in the interest of disclosure and transparency.

The Wintergreen proposal required, in part, that the Company do the following:

•

Immediately appoint a director nominee nominated by Wintergreen to fill a vacancy on the Company’s nine-member Board of Directors and have that nominee named Chairman of the Board no later than the 2009 Annual Meeting of Shareholders;

•	Nominate two additional Wintergreen director nominees as candidates for the Board of Directors, to be included in the Board-endorsed slate of nominees at the Company’s 2009 Annual Meeting; and

•	Amend the Company’s charter documents to provide for the annual election of all Directors beginning in 2010 and allow Wintergreen to nominate additional candidates for those seats.

Although the Board greatly respects the considerable investment that Wintergreen has made in the Company and agrees that it warrants reasonable representation on the Company’s Board of Directors, the Board determined that the proposed terms suggested by Wintergreen were so excessive that they would have infringed on the rights of nearly three-quarters of the Company’s shareholders giving the Board no choice but to exercise its fiduciary obligations and reject the proposal.

On November 11, 2008, the Company offered to fill the current vacancy on the Board with a Wintergreen director nominee, as well as to include one additional Wintergreen nominee on the Board-endorsed slate of nominees for election as directors at the Company’s 2009 Annual Meeting. Wintergreen dismissed this offer and responded to it with the Wintergreen proposal submitted to the Company on November 17, 2008.

The full text of the Company’s response to Wintergreen follows:

FEDERAL EXPRESS

November 19, 2008

Wintergreen Advisers, LLC

Attn: Mr. David J. Winters

333 Route 46 West, Suite 204

Mountain Lakes, NJ 07046

Dear Mr. Winters:

On Wednesday, November 19, the Board of Directors of Consolidated-Tomoka Land Co. (the “Company”) met to review and discuss the proposed Settlement and Standstill Agreement between the Company and Wintergreen Advisers that you submitted on November 17.

As Consolidated Tomoka’s largest shareholder, we recognize the significant investment you have made in the Company, and we have consistently sought over time to be highly considerate of and responsive to your ideas, suggestions, and requests. This included your nominee becoming a Director in 2007, who since voluntarily resigned in March 2008, and our most recent offer to fill the Board’s current vacancy with an independent Director nominated by Wintergreen, as well as a second independent Director proposed by Wintergreen to be included in the Board’s slate for election at our 2009 Annual Meeting.

The Board continues to believe that a shareholder of Wintergreen’s size is entitled to reasonable representation on the Board; however, the Board’s fiduciary responsibility requires that it represent the best long-term interest of all of the Company’s shareholders. Regretfully, the Agreement that you have proposed would require the Board to abandon its responsibility and place the interests of Wintergreen Advisers above the interests of the remaining roughly three-quarters of the Company’s shareholders.

It is apparent to the Board from your proposal that Wintergreen Advisers seeks to gain control of Consolidated Tomoka as quickly as possible and without paying any change-in-control premium to the Company’s other shareholders. This is apparent both through the content of your proposal as well as the manner in which it was proposed, which required that the Board accept your terms without any modification within two days of receipt.

Among other things, your proposal requires that three (3) Wintergreen Directors be named to the Company’s Board of nine (9) by the 2009 Annual Meeting, one of whom would become Chairman, and that beginning in 2010, Wintergreen be permitted to nominate candidates for the remaining six (6) seats on a declassified Board. Accepting these demands could confer considerable power to one shareholder at the expense of others and put Wintergreen in a position to assert majority control of the Board by 2010.

Mr. David J. Winters

November 19, 2008

The Board would be remiss if we did not reiterate its sincere concern about several strategic recommendations that Wintergreen has made over the years. Specifically, Wintergreen has advocated that the Company adopt the following strategies including:

•	abandoning the Company’s 1031 strategy, which provides predictable income by investing in lower-risk and geographically dispersed income properties;

•	discontinuing land sales in favor of self-development of our properties;

•	suspending the quarterly dividend in spite of the fact that some of our investors require a dividend to continue to own our stock; and

•

pursuing an aggressive stock repurchase program during the peak of the real estate cycle when available funds were needed for income property investments, roads, and other infrastructure that would improve shareholder value.

Had Consolidated-Tomoka adopted these strategies the Company would be in severe financial distress at this point. The Company would have significant debt, potential high vacancy rates in new self-developed properties, minimal income from land sales, and negative cash flow requiring the Company to sell off valuable assets at depressed prices in order to meet ongoing operational expenses. In contrast, the Board’s adopted strategy has allowed the Company to remain profitable with a strong balance sheet and little debt, positioning us to outperform most of our peer group during the current economic environment.

We are further perplexed by these strategy changes because at the time of your initial investment you expressed very strong support for the Company’s management team and our strategy and business plan, which were formally adopted in 1999, and which have been clearly articulated and remain substantially unchanged. As you know, our core strategy is to utilize 1031 exchanges to convert agricultural land holdings into stable income-producing properties to generate dependable cash flow at any point in the real estate cycle, and we believe the strategy has been firmly validated in this current environment.

We welcome your positive involvement with the Company, but the Board would fundamentally violate its fiduciary responsibility if it adopted your proposal and allowed one shareholder to gain significant control of the Company, particularly when that shareholder has advocated a range of strategies that in both hindsight and going forward would be very detrimental to shareholder value.

Again, we hope that you will reconsider your present course, but until such time, the Board must act in the best interests of all of its shareholders and reject your proposal.

Respectfully,

/s/ Linda Crisp
Linda Crisp
Corporate Secretary

On behalf of the Board of Directors

of Consolidated-Tomoka Land Co.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, through the efficient utilization of 1031 tax-deferred exchanges. The Company has low long-term debt and generates over $9 million in annual before tax cash flow from its real estate portfolio. The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles. Visit our website at www.ctlc.com.

“Safe Harbor”

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2008, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely. These risks and uncertainties include, but are not limited to, the strength of the real estate market in the City of Daytona Beach in Volusia County, Florida; our ability to successfully execute acquisition or development strategies; any loss of key management personnel; changes in local, regional and national economic conditions affecting the real estate development business and income properties; the impact of environmental and land use regulations; the impact of competitive real estate activity; variability in quarterly results due to the unpredictable timing of land sales; the loss of any major income property tenants; and the availability of capital. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.